EXHIBIT 99.1

THE GEO GROUP, INC. AMENDS SENIOR CREDIT FACILITY

Boca Raton, Fla. – April 4, 2013 — The GEO Group (NYSE: GEO) (“GEO”) announced today an amendment to its senior credit facility. Following the amendment, GEO’s senior credit facility is now comprised of a $300 million Term Loan B due April 2020 bearing interest at LIBOR plus 2.50% (with a LIBOR floor of 0.75%) and a $700 million Revolving Credit Facility due April 2018 bearing interest at LIBOR plus 2.50% (with no LIBOR floor). As of April 4, 2013, the Revolving Credit Facility had approximately $240 million in outstanding borrowings along with approximately $60 million of Letters of Credit issued thereunder.

GEO used borrowings under the amended and restated senior credit facility along with the net proceeds from its previously announced $300 million, 5.125% senior unsecured notes offering to refinance GEO’s previous senior credit facility and pay related fees, costs, and expenses.

The GEO Group, Inc. (NYSE:GEO) is the first fully integrated equity real estate investment trust specializing in the design, financing, development, and operation of correctional, detention, and community reentry facilities around the globe. GEO is the world’s leading provider of diversified correctional, detention, and community reentry services to government agencies worldwide with operations in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the ownership and/or management of 96 facilities totaling approximately 72,000 beds with a growing workforce of approximately 18,000 professionals.

This news release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding borrowing capacity under the Revolving Credit Facility. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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